Exhibit 99.1

RPM Appoints Salvatore D. Fazzolari to its Board of Directors;

Replaces the Retired James A. Karman

Medina, OH – January 22, 2013 – RPM International Inc. (NYSE: RPM) announced today that it has appointed Salvatore D. Fazzolari to its board of directors to replace James A. Karman, who retired at the company’s annual meeting of shareholders on October 4, 2012, after 50 years of service.

Fazzolari was appointed as a Class II member of the RPM board and will serve on the audit committee. His term will expire in 2015, at which time he will stand for re-election to the board by RPM’s stockholders at the company’s annual meeting.

Fazzolari is the former chairman, president and chief executive officer of Harsco Corporation, a $3.3 billion diversified global industrial company that is based in Camp Hill, Pa., and is traded on the New York Stock Exchange. During his 32-year career at Harsco, Fazzolari was instrumental in its growth as a worldwide industrial services company, holding positions of increasing responsibility, including director of auditing, corporate controller, chief financial officer, treasurer, president, chief executive officer and chairman. He played a major role in transforming the company from its former manufacturing role into a global, services-oriented business. Fazzolari is a certified public accountant (inactive) and a certified information systems auditor (inactive). He serves on the board of directors of Gannett Fleming Affiliates, Inc. and Susquehanna University. He earned a bachelor of business administration degree in accounting from Pennsylvania State University.

“We welcome Sal to the board and look forward to benefitting from his counsel and experience,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

# # #